Exhibit 3.2

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LEMAITRE VASCULAR, INC.

LeMaitre Vascular, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is LeMaitre Vascular, Inc.. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 15, 1998 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Vascutech, Inc.

2. This Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on June 15, 1998, as amended (the “Certificate of Incorporation”), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is LeMaitre Vascular, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, of which (i) Niney Nine Million Nine Hundred Twenty Five Thousand Six Hundred Forty Seven (99,925,647) shares shall be a class designated as common stock, par value $.01 per share (the “Common Stock”), (ii) 74,353 shares shall be a class designated as Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), and (iii) Five Million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.01 per share (the “Undesignated Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”).

The number of authorized shares of the class of Common Stock and Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the Series A Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. SERIES A PREFERRED STOCK

1. Dividends. No dividends shall be declared and set aside for any shares of the Series A Preferred Stock except in the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock in which event the holders of the Series A Preferred Stock shall be entitled to the amount of dividends per share of Series A Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which each share of Series A Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 4 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

2. Liquidation, Dissolution or Winding Up.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus, or earnings, ratably with holders of any shares of any class or series of capital stock ranking pari passu with the Series A Preferred Stock, and after payment to any holders of shares of any class or series of capital stock ranking senior to the Series A Preferred Stock, but before any sums shall be paid or any assets distributed to the holders of shares of the Common Stock, an amount equal to the greater of (i) $47.073 per share of Series A Preferred Stock (the “Base Amount”) plus all accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up, plus an amount, calculated like interest, at the rate of 8% per annum compounded annually on such Base Amount from the date of issuance of such share of Series A Preferred Stock through the date of payment, or (ii) such amount per share of Series A Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 hereof, before any sums shall be paid or any assets distributed among the holders of the shares of Common Stock or holders of any shares of capital stock ranking junior to the Series A Preferred Stock. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock and the holders of any shares of any class or series ranking pari passu with the Series A Preferred Stock of the amount thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among all such holders. After such payment shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, holders of the Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any shares of capital stock ranking junior to the Series A Preferred Stock and any shares of capital stock.

(b) A merger, consolidation or reorganization of the Corporation with or into another corporation in which the stockholders of the Corporation prior to such merger, consolidation or reorganization do not hold a majority of the outstanding common stock of the surviving entity (including in the calculation thereof all common stock issuable upon the exercise, conversion or exchange of all outstanding warrants, options, subscriptions, purchase rights or convertible or exchangeable securities) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2; provided, however, that each holder of Series A Preferred Stock shall have the right to elect the benefits of the provisions of Section 4(h) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 2.

(c) Whenever the distribution provided for herein shall be paid in property other than cash; the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

3. Voting Power.

(a) Except as otherwise expressly provided in Section 7 hereof, or as required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 4 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Preferred Stock and Common Stock shall be entitled to vote together as a class on all matters.

(b) As long as the holders of Series A Preferred Stock hold at least eight percent (8%) of the fully-diluted outstanding Common Stock of the Corporation, including in the calculation thereof all Common Stock Equivalents, as defined in Section 4(e)(i) below, on an as-converted, as-exchanged and as-exercised basis, the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or by written consent) of the holders of a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum for the election of the Series A Director. The Series A Director may be removed during his or her term of office, without cause, by and only by, the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. A vacancy in the seat held by the Series A Director shall be filled by vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

4. Conversion Rights. The holders of the Series A Preferred Stock shall have the following conversion rights:

(a) General. Subject to and in compliance with the provisions of this Section 4, any shares of the Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully-paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon any conversion pursuant to this Section 4 shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 4(c)) by the number of shares of Series A Preferred Stock being converted.

(b) Mandatory Conversion.

(i) All outstanding shares of Series A Preferred Stock shall, either (i) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate gross proceeds to the Corporation exceed $10,000,000, or (ii) at such time as two-thirds of the maximum number of shares of Series A Preferred Stock at any time outstanding have converted into Common Stock, be converted automatically into the number of shares of Common Stock into which such Series A Preferred Stock is convertible pursuant to Section 4(a) hereof without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock.

(ii) Upon the occurrence of the conversion specified in Section 4(b)(i), the holders of such Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(c) Applicable Conversion Rate. The conversion rate in effect at any time (the “Applicable Conversion Rate”) shall be the quotient obtained by dividing $47.073 by the Applicable Conversion Value, calculated as provided in Section 4(d).

(d) Applicable Conversion Value. The Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 4(e) hereof, shall be $47.073.

(e) Adjustments to Applicable Conversion Value.

(i) Upon Sale of Common Stock. If the Corporation shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell shares of its Common Stock or Common Stock Equivalents (as defined below) without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value upon each such issuance or sale, except as hereinafter provided, shall be reduced to an amount determined by multiplying the Applicable Conversion Value by a fraction:

(A) the numerator of which shall be (a) the number of shares of Common Stock (including all Common Stock Equivalents on an as-converted, as-exchanged and as-exercised basis) outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents, plus (b) the number of shares of Common Stock which the net aggregate consideration received by the corporation for the total number of such additional shares of Common Stock or Common Stock Equivalents so issued would purchase at the Applicable Conversion Value in effect prior to such issuance, and

(B) the denominator of which shall be (a) the number of shares of Common Stock (including all Common Stock Equivalents on an as-converted, as-exchanged acid as-exercised basis) outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents, plus (b) the number of such additional shares of Common Stock or Common Stock Equivalents so issued.

The Corporation’s issuance of Common Stock or Common Stock Equivalents pursuant to any stock purchase plan, stock option plan, or employee incentive program or other plan approved by the Board of Directors to any of the Corporation’s employees, directors, officers or consultants shall not be deemed an issuance of additional shares of Common Stock and shall have no effect on the calculations contemplated by this Section 4, to the extent that the aggregate amount of all such Common Stock or Common Stock Equivalents does not exceed at the time of issuance twenty percent (20%) of all Common Stock and Common Stock Equivalents (calculated on an as-converted, as-exchanged and as-exercised basis) then outstanding; provided, however, this twenty percent (20%) limit may be waived with the prior written consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the Series A Preferred Stock.

The issuance of any warrants, options, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”), shall be deemed an issuance of Common Stock with respect to the Series A Preferred Stock for which an adjustment shall be made under this Section 4(e)(i) if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Applicable Conversion Value at the time of such issuance. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 4(e)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the issuance of any such Common Stock Equivalents as above provided. Any adjustment of the Applicable Conversion Value with respect to this paragraph which relates to Common Stock Equivalents shall be disregarded if, as and when all of such Common Stock Equivalents expire or are canceled without being exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the expired or canceled Common Stock Equivalents, with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or canceled Common Stock Equivalents not been issued.

For purposes of this Section 4(e)(i), the “Net Consideration Per Share” which may be received by the Corporation shall be determined as follows:

(A) The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, exchanged or converted.

(B) The “Net Consideration Per Share” which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities.

For purposes of this Section 4(e)(i), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 4(e)(i) consists of property other than cash, the Corporation at its expense will promptly cause independent public accountants of recognized standing selected by the Corporation to value such property, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to receipt of such property.

This Section 4(e)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 4(e)(ii)).

(ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value (and all other conversion values set forth in paragraph (e)(i) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

“Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of the Common Stock as dividend or other distribution on outstanding Common Stock, (ii) subdivision of outstanding shakes of Common Stock into a greater number of shares of the Common Stock, or (iii) combination of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

(f) Dividends. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or in assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 4(j)), retained such securities or such other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred Stock.

(g) Recapitalization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the corporation, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h) Capital Reorganization, Merger of Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including adjustment of the Applicable Conversion Value then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

Each holder of Series A Preferred Stock shall have, in the event of a merger or consolidation of the kind described in Section 2(b), the option of electing treatment of his shares of Series A Preferred Stock tinder either this Section 4(h) or Section 2(b) hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) days before the effective date of such event.

(i) Accountant’s Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation will furnish each holder of Series A Preferred Stock with a certificate, prepared by the Treasurer or Chief Financial Officer of the Corporation showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(j) Exercise of Conversion Privilege. To exercise his conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 4, cash in the amount of all accrued and unpaid dividends on such shares of Series A Preferred Stock, whether or not earned or declared, up to and including the Conversion Date, and cash, as provided in Section 4(k), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(k) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

(l) Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

(m) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Redemption.

(a) Company Redemption. Commencing on and at any time after June 30, 2007, at the option and written election of the Corporation, the Corporation may elect to redeem to the extent of legally available funds all shares of Series A Preferred Stock outstanding, at the price and terms stated in this Section 5, on a date selected by the Corporation (the “Company Closing Date”) by giving the holders of Series A Preferred Stock at least 20 days’ but not more than 90 days’ (subject to extension as provided in Section 5(e) below) prior written notice thereof (“Company Redemption Notice”).

(b) Redemption Price. The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section 5 shall be an amount equal to the Fair Market Value of the shares of Series A Preferred Stock outstanding on the date of the Company Redemption Notice divided by the number of shares of Series A Preferred Stock then outstanding (the “Series A Redemption Price Per Share”). For purposes of this Section 5, “Fair Market Value” shall mean, as at any date of the Company Redemption Notice the price for which all of the issued and outstanding shares of Series A Preferred Stock could be sold in an arm’s length transaction to an independent third party on such date, taking into account for the purpose of determining such highest price the affect on such price of all options, convertible securities, or other rights or instruments exercisable for or convertible into shares of capital stock of the Corporation, but without taking into account any minority discount. For purposes of determining the Fair Market Value, it will be assumed that, in such an arm’s length transaction, (A) the seller would not be under any compulsion to sell, and (B) the purchaser would not be under any compulsion to purchase. The Fair Market Value shall be determined by an agreement in writing between the Corporation and holders of Series A Preferred Stock representing sixty-six and two-thirds percent (66 2/3%) of the shares of such series then outstanding (the “Requisite Holders”) or, in the absence of agreement, by appraisal in accordance with the procedures described below.

Within five days after the applicable date of a Company Redemption Notice the Corporation and requisite holders of the Series A Preferred Stock shall each designate a representative and such representatives will meet and use their best efforts to reach an agreement on the Fair Market Value. If both of the representatives designated by the Corporation and such requisite holders are unable to reach such agreement within 35 days after the date of the Company Redemption Notice then each of the representatives of the Corporation and the requisite holders will attempt to agree on a single appraiser which is a recognized independent expert experienced in valuing businesses similar to or related to the Corporation (an “Independent Appraiser’) within 45 days after the date of the Company Redemption Notice. If they are unable to agree on a single appraiser within such period, each shall select an Independent Appraiser, and each of the Independent Appraisers so selected shall be instructed to select an Independent Appraiser within 20 days. The Independent Appraiser so selected will have 30 days after such selection in which to determine the Fair Market Value, and its determination thereof will be final and binding on all parties concerned.

The Corporation will provide the Independent Appraiser so selected with all information about the Corporation which such Independent Appraiser reasonably deems necessary or advisable for determining the Fair Market Value. The fees and expenses of the appraisal process (including those of the Independent Appraiser) will be shared equally by the Corporation and the

Series A Preferred Stockholders. The Corporation may require that the Independent Appraiser keep confidential any non-public information received as a result of this paragraph pursuant to reasonable confidentiality arrangements.

(c) Equitable Adjustment. The Series A Redemption Price Per Share set forth in this Section 5 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series A Preferred Stock subsequent to the determination of Fair Market Value and prior to the redemption date.

(d) Redemption Procedures. The redemption of Series A Preferred Stock shall be consummated on the date specified in the Company Redemption Notice; provided, however, in any event, any such redemption pursuant to Section 5(a) may be delayed by the Corporation until a date which is no more than thirty (30) days after Fair Market Value is determined as provided above (the “Redemption Closing Date”). On the Redemption Closing Date, the Corporation shall purchase from all holders of Series A Preferred Stock and all such holders shall sell to the Corporation the shares of Series A Preferred Stock to be redeemed pursuant to Section 5(a) at the Series A Redemption Price Per Share.

(e) Parent of the Series A Redemption Price Per Share. Payment of the purchase price for the shares of Series A Preferred Stock to be so redeemed pursuant to this Section 5 shall be made in immediately available funds or by the Corporation’s issuance of a promissory note to each holder in a principal amount equal to the Series A Redemption Price Per Share times the number of shares of Series A Preferred Stock held by such holder (the “Redemption Note”). The interest payable on the Redemption Note shall compound semi-annually at the “Prime Rate”. The Prime Rate shall mean the highest prime rate published in the “Money Rates” column or section of the Wall Street Journal as having been the rate in effect for corporate loans at large U.S. money center commercial banks. The unpaid principal balance grid accrued interest shall be payable in quarterly installments in arrears from the date of the Redemption Note until the entire principal amount, together with all accrued and unpaid interest thereon, shall mature and be due and payable on the date which is thirty (30) months following the date of issuance of such Redemption Note. Any outstanding balance remaining to be paid after thirty (30) months following the date of issuance of the Redemption Note shall bear interest at 15% per annum (compounded annually) until paid in full. If the Redemption Notes are not paid when due, the Corporation shall use commercially reasonable efforts to obtain financing to permit such Notes to be paid onto cause the Corporation to fulfill its obligations to pay the Redemption Notes in full.

(f) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the Company Redemption Notice and thereupon the Series A Redemption Price Per Share for such shares as set forth in this Section 5 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be canceled and retired. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder arc being redeemed, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not redeemed.

(g) Dividends and Conversion after Redemption. From and after the date of the Company Redemption Notice no shares of Series A Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section 2 hereof or to the conversion provisions set forth in Section 4 hereof.

6. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

7. Restrictions and Limitations.

(a) The Corporation shall not amend its Certificate of Incorporation without the approval by vote or written consent by the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, each share of Series A Preferred Stock to be entitled to one vote in each instance, if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the specific benefit of any shares of Series A Preferred Stock; provided, however, the foregoing shall not restrict the Corporation from authorizing or issuing securities having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock.

(b) The Corporation shall not amend its By-laws without the approval by vote or written consent of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, each share of Series A Preferred Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series A Preferred Stock in a manner differently and more adversely than the other holders of capital stock of the Corporation.

8. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms.

Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, and (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, and (c) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of the Series A Preferred Stock set forth herein.

9. Notice of Record Date. In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such action is to be taken.

C. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

Effective from and after the mandatory conversion of all outstanding shares of Series A Preferred Stock pursuant to Section 4(b)(i) of Part B of Article IV of this Certificate of Incorporation (the time at which such mandatory conversion occurs being referred to herein as the “Mandatory Conversion Time”):

1. Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

A. Before and after the Mandatory Conversion Time:

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

B. Effective from and after the Mandatory Conversion Time:

1. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

2. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be George W. LeMaitre, Michael C. Jackson and David B. Roberts; the initial Class II Directors of the Corporation shall be George D. LeMaitre, Duane M. Desisto and Guido J. Neels; and the initial Class III Directors of the Corporation shall be Cornelia W. LeMaitre, Lawrence J. Jasinski and David N. Gill. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2007, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

3. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE VIII

AMENDMENT OF BY-LAWS

A. Before and after the Mandatory Conversion Time:

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

B. Effective from and after the Mandatory Conversion Time:

1. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Effective from and after the Mandatory Conversion Time, whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this      day of                     , 2006.

LeMaitre Vascular, Inc.

By:
George W. LeMaitre,
Chief Executive Officer